Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2009 RESULTS
Third Quarter Net Revenue Increases 30% to $112.9 million
Third Quarter Diluted EPS of $0.20
Introduces Fourth Quarter Diluted EPS Outlook in the Range of $0.26 to $0.28
Vancouver, Canada — December 9, 2009 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the third quarter ended November 1, 2009.
For the third quarter of 2009:
•	Net revenue increased 29.7% to $112.9 million from $87.0 million for the third quarter of fiscal 2008. Net revenue from corporate-owned stores was $98.1 million, an increase of 26.4% from $77.6 million for the third quarter of fiscal 2008, and comparable-store sales increased by 10% on a constant-dollar basis compared to the third quarter of fiscal 2008.
•	Gross profit for the quarter increased by 34.4% to $56.3 million, and as a percentage of net revenue gross profit increased to 49.9% for the third quarter of fiscal 2009 from 48.1% in the third quarter of fiscal 2008.
•	Income from operations increased by 60.3% to $20.9 million, and as a percentage of net revenue was 18.5% compared to 15.0% of net revenue in the third quarter of fiscal 2008.
•	Diluted earnings per share was $0.20 on net income of $14.1 million, compared to diluted earnings per share of $0.13 on net income of $8.8 million in the third quarter of fiscal 2008. The tax rate for the quarter was 32.8% versus 33.1% a year ago.
For the first three fiscal quarters of 2009:
•	Net revenue increased 17.1% to $292.3 million from $249.6 million for the same period of fiscal 2008. Net revenue from corporate-owned stores was $256.1 million, an increase of 13.7% from $225.2 million for the same period of fiscal 2008, and comparable-store sales were even on a constant-dollar basis compared to the same period of fiscal 2008.
•	Gross profit as a percentage of net revenue decreased to 46.7% from 51.1% of net revenue in the first three quarters of fiscal 2008.
•	Income from operations was $45.1 million, or 15.4% of net revenue, compared to $40.5 million, or 16.2% of net revenue, in the first three quarters of fiscal 2008.
•	Diluted earnings per share was $0.42 on net income of $29.8 million, compared to diluted earnings per share of $0.40 on net income of $28.4 million in the first three quarters of fiscal 2008.
The Company ended the quarter with $101.8 million in cash and cash equivalents as compared to $56.8 million at the end of fiscal 2008. Inventory at the end of the quarter totaled $52.1 million as compared to $49.1 million at the end of the third quarter in fiscal 2008.
Christine Day, lululemon’s CEO stated: “Sales momentum continued to build in the third quarter as consumers responded to our distinctive product, community connections and in store guest experience. Our hard work on our supply chain initiatives and strong relationships with our suppliers allowed us to meet our growing demand.” Ms. Day continued, “We also made significant progress in improving our gross margin with a return to the 50% level, and are very pleased to deliver these results in a challenging retail environment.”
Updated Outlook
For the fourth quarter of fiscal 2009, we expect net revenue to be in the range of $140 million to $145 million based on a comparable-store sales increase in the mid teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.26 to $0.28 for the quarter. This assumes a tax rate of 35% and 71.3 million diluted weighted-average shares outstanding.
Creating components for people to live longer, healthier and more fun lives

Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 9, 2009, at 4:30 PM Eastern Time. Investors interested in participating in the call are invited to dial (877) 741-4242 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a U.S. Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter by quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 and in our subsequent reports on Form 10-Q filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Creating components for people to live longer, healthier and more fun lives

Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Evan Goetz/Diane Zappas
FD
212-850-5600
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts
(Unaudited)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 1,	November 2,	November 1,	November 2,
	2009	2008	2009	2008
Net revenue	$112,891	$87,047	$292,292	$249,565
Costs of goods sold	56,553	45,154	155,766	122,159

Gross profit	56,338	41,893	136,526	127,406
As a percent of net revenue	49.9%	48.1%	46.7%	51.1%
Selling, general and administrative expenses	35,412	28,838	91,415	86,886
As a percent of net revenue	31.4%	33.1%	31.3%	34.8%

Income from operations	20,926	13,055	45,111	40,520
As a percent of net revenue	18.5%	15.0%	15.4%	16.2%
Other income (expense), net	(3)	145	98	612

Income before income taxes	20,923	13,200	45,209	41,132
Provision for income taxes	6,855	4,370	15,379	11,571

Net income from continuing operations	$14,068	$8,830	$29,830	$29,561
Net income (loss) from discontinued operations	—	4	—	(1,136)

Net income	$14,068	$8,834	$29,830	$28,425

Basic earnings (loss) per share:
Continuing operations	$0.20	$0.13	$0.42	$0.44
Discontinued operations	—	—	—	(0.02)

Net basic earnings per share	$0.20	$0.13	$0.42	$0.42
Diluted earnings (loss) per share:
Continuing operations	$0.20	$0.13	$0.42	$0.42
Discontinued operations	—	—	—	(0.02)

Net diluted earnings per share	$0.20	$0.13	$0.42	$0.40
Weighted-average outstanding:
Basic	70,279	69,162	70,205	68,316
Diluted	71,100	70,609	70,759	71,008
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	November 1, 2009	February 1, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$101,832	$56,797
Inventories	52,103	52,051
Other current assets	12,133	8,140

Total current assets	166,068	116,988
Property and equipment, net	59,900	61,662
Intangible assets, net	8,257	8,160
Deferred income taxes and other assets	12,543	24,826

Total assets	$246,768	$211,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,866	$5,269
Other current liabilities	33,581	37,933
Income taxes payable	—	2,133

Total current liabilities	39,447	45,335
Deferred income taxes and other non-current liabilities	14,722	11,459
Stockholders’ equity	192,599	154,842

Total liabilities and stockholders’ equity	$246,768	$211,636

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands
(Unaudited)

	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
	November 1, 2009	November 2, 2008
Cash flows from operating activities
Net income from continuing operations	$29,830	$29,561
Items not affecting cash	20,829	3,146
Other, including net changes in other non-cash balances	834	(3,503)

Net cash provided by operating activities	51,493	29,204
Net cash used in investing activities	(10,214)	(35,639)
Net cash provided by financing activities	252	11,125
Effect of exchange rate changes on cash	3,504	(5,196)

Increase (decrease) in cash and cash equivalents from continuing operations	45,035	(506)
Cash and cash equivalents from continuing operations, beginning of period	56,797	52,545

Cash and cash equivalents from continuing operations, end of period	$101,832	$52,039

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 1, 2009	November 2, 2008
	% Change	% Change
Comparable-store sales (GAAP)	11%	(2)%
Increase (decrease) due to foreign exchange rate changes	(1)%	6%

Comparable-store sales in constant dollars	10%	4%
Creating components for people to live longer, healthier and more fun lives